EXHIBIT 10.5

Genesis Energy, L.L.C.

Paul A. Scoff
General Counsel & Corporate Secretary

October 29, 1999




Paul Scoff
12814 Ashford Hills Dr.
Houston, TX  77077

Re:  Employment Agreement between Paul Scoff and Genesis Energy, L.L.C.

Dear Paul,

Pursuant to the terms of the Employment Agreement (hereinafter "Agreement") between yourself and Genesis Energy, L.L.C., Genesis hereby provides notice that it is electing to exercise its option to extend the Agreement for two years (the "First Extension Term") up to and including December 31, 2001. The Agreement provides for a compensation increase of 1.05 times your current base compensation. Such increase shall be effective with the start of the First Extension Term on January 1, 2000. If you have any questions please do not hesitate to contact my office.

Sincerely,

/s/  Paul S. Scoff

Paul A. Scoff


cc:  Joe Mueller